Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Equity Incentive Plan and 1999 Employee Stock Purchase Plan of Caliper Life Sciences, Inc. of our reports dated March 12, 2009, with respect to the consolidated financial statements and schedule of Caliper Life Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Caliper Life Sciences, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 6, 2009